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Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 12, 2000)        Registration Number 333-44960


                                  $805,000,000

                         Diamond Offshore Drilling, Inc.

               Zero Coupon Convertible Debentures Due June 6, 2020

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         This prospectus supplement relates to the resale by the holders of our Zero Coupon Convertible Debentures Due June 6, 2020 and the shares of our common stock issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 12, 2000. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by superceding the information with respect to persons previously listed in the prospectus that are listed below.

----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
                                                            PRINCIPAL AMOUNT AT                             NUMBER OF
                                                          MATURITY OF DEBENTURES       PERCENTAGE OF        CONVERSION
                                                            BENEFICIALLY OWNED          DEBENTURES         SHARES THAT
NAME                                                         THAT MAY BE SOLD           OUTSTANDING        MAY BE SOLD
----
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Alta Partners Holdings, LDC.........................            12,500,000                   1.55            107,593
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Conesco Fund Group - Convertible Securities
   Fund.............................................             1,000,000                   0.12              8,607
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Conesco Annuity Assurance - Multi-Bucket
   Annuity Convertible Bond Fund....................             3,000,000                   0.37             25,822
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Conesco Annuity Assurance Company -
   Convertible......................................             1,000,000                   0.12              8,607
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Employee Benefit Convertible Securities Fund........               500,000                   0.06              4,303
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Nations Convertible Securities Fund ................             8,400,000                   1.04             72,303
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
SG Cowen Securities Corporation.....................            15,000,000                   1.86            129,112
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Allstate Insurance Company..........................             5,000,000                   0.62             43,037
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Allstate Life Insurance Company.....................            13,000,000                   1.61            111,897
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Onxy Fund Holdings, LDC.............................            11,000,000                   1.37             94,962
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Clinton Riverside Convertible Portfolio Limited.....             5,000,000                   0.62             43,037
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Salomon Smith Barney Inc.                                        2,000,000                   0.25             17,215
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------

----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Any other holder of Debentures or future transferee
from any such holder (1)............................           353,563,000                 43.92%          3,043,293
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------

----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------
Total...............................................          $805,000,000                  100.00%        6,929,036(2)
----------------------------------------------------- --- ------------------------ -- ---------------- -- ---------------

(1) Information concerning other selling holders of Debentures will be set forth in prospectus supplements from time to time, if required.

(2) The conversion shares do not total 6,929,038 shares due to rounding resulting from the elimination of fractional shares.
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           The date of this prospectus supplement is October 23, 2000.